Exhibit 99.01

OG&E Announces Smart Grid Agreements
Cost recovery in Oklahoma, federal stimulus grant are keys to continuing deployment

OKLAHOMA CITY – OG&E today announced two key agreements related to the company’s plans to deploy a smart grid across its system during the next few years:

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A stipulated agreement with all the parties to its application at the Oklahoma Corporation Commission that, if approved by the Commission, would authorize the company to spend up to $366.4 million on smart grid deployment by the end of 2012.

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An agreement with the U.S. Department of Energy which finalizes the process for receiving $130 million in stimulus funding for smart grid implementation; receipt of the stimulus funding is a condition of the stipulated agreement and will reduce the cost of deployment by more than one-third.

“These two agreements are important steps for the rollout of one of the most comprehensive smart grid programs in the nation,” said Pete Delaney, chairman, president and CEO of OGE Energy Corp. (NYSE: OGE), parent company of OG&E. “The smart grid program as we’ve designed it is an essential component in our strategy to directly engage our electric customers in an effort to help them manage energy consumption. Together, we believe we can defer the need for us to add to our total net generating capacity until after 2020.”

OG&E also announced today it has successfully completed the installation of more than 42,000 smart meters in Norman, Okla., and the next step is for smart grid crews to move on to Moore and south Oklahoma City. The Norman project was approved as part of OG&E’s 2009 Oklahoma rate case and its implementation, on time and on budget, has been closely watched by all parties to the agreements announced today.

Commission approval of the settlement agreement would add $1.57 to the average residential customer’s monthly electric bill. In addition to deferring the need for new generation, OG&E projects smart grid deployment will benefit customers by significantly lowering operational costs.

The Department of Energy accepted OG&E’s application in October – one of only 100 selected nationwide – to negotiate for funding to help cover the cost of the company’s smart grid program.  The grant will allow OG&E to accelerate deployment of smart grid technology across its 30,000-square mile territory in Oklahoma and western Arkansas while reducing the cost for customers.

OG&E serves more than 779,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas. OGE Energy also is the parent company of Enogex LLC, a midstream natural gas pipeline business with principal operations in Oklahoma.